EXHIBIT  15(a)(1)(iv)

ANNUAL STATEMENT AS TO COMPLIANCE

OFFICER’S CERTIFICATE

First Union Commercial Mortgage Trust — Commercial
Mortgage Pass-Through Certificates Series 1997-C1, the

Trust

U.S. Bank, N.A., Successor to State Street Bank

As an authorized officer of CRIIMI MAE Services Limited Partnership, the Special Servicer to the Trust under a Pooling and Servicing Agreement dated as of May 1, 1997 (the ‘Agreement’), and pursuant to the requirements of the Agreement, I hereby certify that:

A review of the performance of CRIIMI MAE Services Limited Partnership as Special Servicer to the Trust for the period January 1 through December 31, 2004 was conducted under my supervision; and,

To the best of my knowledge, based upon such review, CRIIMI MAE Services Limited Partnership, as Special Servicer to the Trust has fulfilled all of its obligations under the Agreement in all material respects throughout such period and there has been no default in the fulfillment of any such obligation.

CRIIMl MAE Services Limited Partnership
as Special Servicer to the Trust
By:	CMSLP Management Company, Inc.
Its general partner

/s/ Amelia T. Hoffman
	By:	Amelia T. Hoffman its Vice President

Dated: 3/29/2005